Exhibit 99.(A) (2)

Q&A about Replacement Grants

1) WHAT HAPPENED TO THE ORIGINAL GRANT?

We have determined that the 2009 option grants were not properly awarded and processed. Accordingly we wish to provide new awards in place of the options we attempted to grant. Once the new awards are granted, you will have no further rights with respect to the attempted option grants.

2) WHAT SHOULD I DO TO QUALIFY FOR THE REPLACEMENT GRANT?

Please review and sign the attached Agreement to Grant Restricted Share Units and Stock Option (the “Grant Agreement”).

3) WHY DO I NEED TO SIGN THIS AGREEMENT?

The primary purpose of the Grant Agreement is to inform you of the characteristics of the new grants that the Board will make. We ask that you sign the Grant Agreement to acknowledge your acceptance of the new awards and that you waived any rights to the attempted option grants.

4) HOW WERE THE CHARACTERISTICS OF MY REPLACEMENT GRANT DETERMINED?

The Board’s intent in approving your new awards was to put you in a similar economic position as you would have been if the attempted option grants had been properly granted. To that end, the new awards include an option to purchase the same number of shares with identical vesting as the attempted option grant. Since the new option grant has a higher exercise price than the attempted option grant, we also will be granting you a restricted share unit award that is intended to make up for the increase in the price of our shares.

5) WHAT IS THE DEADLINE FOR SIGNING AND RETURNING MY GRANT AGREEMENT?

In order to receive the benefit of your new awards we ask that you sign and return the Grant Agreement as soon as possible. If we do not receive your Grant Agreements by March 31, 2010, you will not retain the new awards.

6) WHERE CAN I GET ADDITIONAL INFORMATION ABOUT THE COMPANY?

We have filed with the US Securities and Exchange Commission a Form CB with respect to the replacement grants. We recommend that you review our most recent reports on Form 6-K furnished to the US SEC, available at http://www.sec.gov, particularly our Form 6-K furnished to the US SEC on February 11, 2010, available at:

http://www.sec.gov/Archives/edgar/data/1267482/000130901410000112/exhibit1.htm

7) WHO SHOULD I CONTACT IF I HAVE ANY QUESTIONS?

If you have any questions, please contact HR and Stock Admin support teams. Stock Admin main support Lo (#15818), Daisy (#16698) and Nora (#16030). HR team is Eunice (#10349), Mellen (#10532), Angela (#12538) and Ellen (#10533).